                                                                     Exhibit 2.4

                                                                  Execution Copy

================================================================================

                       MEMBERSHIP UNIT PURCHASE AGREEMENT

                            dated as of May 17, 2007

                                      among

                      INVERNESS MEDICAL INNOVATIONS, INC.,

                           PROCTER & GAMBLE RHD, INC.

                                       and

                                    US CD LLC

================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE 1 PURCHASE AND SALE..............................................     2
   Section 1.1     Purchase and Sale.....................................     2
   Section 1.2     Purchase Price........................................     2

ARTICLE 2 CLOSING........................................................     2
   Section 2.1     Closing...............................................     2
   Section 2.2     Closing Deliveries....................................     2

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF IMA..........................     3
   Section 3.1     Organization and Existence............................     3
   Section 3.2     Power and Authority; Binding Agreement................     3
   Section 3.3     Noncontravention......................................     3
   Section 3.4     Compliance with Laws..................................     4
   Section 3.5     Purchased Units.......................................     4
   Section 3.6     Securities Law Compliance.............................     5
   Section 3.7     Legal Proceedings.....................................     5
   Section 3.8     Certain Business Practices............................     5
   Section 3.9     Brokers' Fees.........................................     5

ARTICLE 4 REPRESENTATION AND WARRANTY OF PGUS............................     5
   Section 4.1     Capitalization of the Company.........................     5
   Section 4.2     Purchase for Investment...............................     6

ARTICLE 5 COVENANTS......................................................     6
   Section 5.1     Filings...............................................     6
   Section 5.2     Commercially Reasonable Efforts.......................     6
   Section 5.3     Public Announcements..................................     6
   Section 5.4     Further Assurances....................................     6
   Section 5.5     Expenses..............................................     7
   Section 5.6     Confidentiality.......................................     7

ARTICLE 6 TAX MATTERS....................................................     8
   Section 6.1     Cooperation...........................................     8
   Section 6.2     Transfer Taxes........................................     8
   Section 6.3     Tax Payments..........................................     8

ARTICLE 7 CONDITIONS TO CLOSING..........................................     9
   Section 7.1     Conditions to Each Party's Obligation.................     9
   Section 7.2     Conditions to PGUS's Obligations......................    10
   Section 7.3     Conditions to IMA's Obligation........................    10

ARTICLE 8 INDEMNIFICATION................................................    11
   Section 8.1     Indemnification of PGUS...............................    11
   Section 8.2     Indemnification of IMA................................    12
   Section 8.3     Indemnification Claims................................    12

   Section 8.4     Survival..............................................    14
   Section 8.5     Sole and Exclusive Remedy.............................    14

ARTICLE 9 TERMINATION....................................................    14
   Section 9.1     Termination...........................................    14
   Section 9.2     Effect of Termination.................................    15

ARTICLE 10 GENERAL PROVISIONS............................................    15
   Section 10.1    Notices...............................................    15
   Section 10.2    Definitions...........................................    17
   Section 10.3    Descriptive Headings; Certain Interpretations.........    21
   Section 10.4    Assignment............................................    21
   Section 10.5    Specific Enforcement..................................    21
   Section 10.6    Entire Agreement......................................    21
   Section 10.7    No Third-Party Beneficiaries..........................    21
   Section 10.8    Counterparts..........................................    21
   Section 10.9    Governing Law.........................................    22
   Section 10.10   Arbitration...........................................    22
   Section 10.11   Severability..........................................    23
   Section 10.12   Amendment.............................................    23
   Section 10.13   Extension; Waiver.....................................    23

                             INDEX OF DEFINED TERMS

--A--
Affiliate..................................................................   17
Agreement..................................................................    1
Arbitration Request........................................................   22
--B--
Business Day...............................................................   17
--C--
CD Business................................................................    1
Certificate of Formation...................................................    1
Claim Notice...............................................................   12
Closing....................................................................    2
Closing Date...............................................................    2
Code.......................................................................   17
Company....................................................................    1
Confidential Information...................................................    7
Constitutive Documents.....................................................   17
Contingent Obligation......................................................   17
Contract...................................................................   18
Contributed Assets.........................................................    1
Contribution Agreement.....................................................    1
--F--
Financial Investor.........................................................   18
--G--
Governmental Entity........................................................   18
--I--
IMA........................................................................    1
IMA Indemnified Party......................................................   12
IMA Indemnity Threshold....................................................   11
IMS........................................................................   11
Indebtedness...............................................................   18
Indemnified Party..........................................................   18
Indemnifying Party.........................................................   18
Issued Membership Units....................................................    5
--J--
Judgment...................................................................    4
--K--
Knowledge..................................................................   18
--L--
Law........................................................................    4
Legal Proceeding...........................................................   19
Lien.......................................................................    3
Limited Liability Company Agreement........................................    2
Losses.....................................................................   19
--M--
Material Adverse Effect....................................................   19
Members....................................................................   19
Membership Interest........................................................   19
Membership Units...........................................................   19
--O--
Option Agreement...........................................................   19
Outside Date...............................................................   14
--P--
Percentage Interest........................................................   19
Person.....................................................................   20
PGIO.......................................................................   11
PGUS.......................................................................    1
PGUS Indemnified Party.....................................................   11
Purchase Price.............................................................    2
Purchased Units............................................................    1
--R--
Representatives............................................................   20
--S--
Securities Act.............................................................    5
Strategic Investor.........................................................   20
Subsidiary.................................................................   20
Swiss JV...................................................................   20
--T--
Tax........................................................................   20
Tax Return.................................................................   20
Third Party Claim..........................................................   20
Transaction Agreements.....................................................   20
Transfer Taxes.............................................................    8
--U--
UK Newco...................................................................   20
Unipath....................................................................   11
Unipath Purchase Agreement.................................................   11
US Contribution............................................................    1
US Purchase................................................................    1

          MEMBERSHIP UNIT PURCHASE AGREEMENT, dated as of May [17], 2007 (this "Agreement"), among Inverness Medical Innovations, Inc., a Delaware corporation ("IMA"), Procter & Gamble RHD, Inc., an Ohio corporation ("PGUS"), and US CD LLC, a Delaware limited liability company (the "Company")

                                  INTRODUCTION

          PGUS formed the Company pursuant to the Delaware Limited Liability Company Act, 6 Del C. Section 18-101 et seq., by filing the certificate of formation (the "Certificate of Formation") of the Company with the Office of the Secretary of State of the State of Delaware on December 22, 2006.

          PGUS adopted the Limited Liability Company Agreement, effective as of December 22, 2006, of the Company.

          Prior to the date hereof, PGUS contributed $100 in cash to the Company in exchange for 100 Membership Units (representing, upon such contribution, a 100% Membership Interest).

          IMA and certain of its Subsidiaries have restructured their businesses.

          IMA and certain of its Subsidiaries are in the business of human diagnostics and/or monitoring including developing, manufacturing, marketing, selling and distributing human diagnostics and monitoring products for sale and distribution through over-the-counter channels, including retail outlets and emerging channels located in such retail outlets (the "CD Business").

          Concurrently with the execution of this Agreement, IMA, PGUS and the Company are entering into a Contribution Agreement, dated as of the date hereof (the "Contribution Agreement"), pursuant to which IMA, subject to the exceptions set forth in the Contribution Agreement, is contributing, and is causing certain of its Subsidiaries to contribute, to the Company certain assets of the CD Business in the United States as described in the Contribution Agreement (the "Contributed Assets"), and the Company will assume certain liabilities of the CD Business in the United States, as set forth in the Contribution Agreement. In consideration for such contribution (the "US Contribution"), IMA will receive 61,762,000 Membership Units (representing, upon such contribution, an approximately 100% Membership Interest). Such contribution shall occur immediately prior to consummation of the US Purchase (as defined below).

          PGUS desires to purchase from IMA and IMA desires to sell to PGUS, in each case, subject to the terms and conditions of this Agreement, 30,880,950 Membership Units (representing an approximately 50% Membership Interest) (the "Purchased Units"). Such sale and purchase (the "US Purchase") shall occur immediately following the US Contribution.

          Immediately following the consummation of the US Contribution and the US Purchase, each of PGUS and IMA shall own 30,881,050 Membership Units (representing exactly a 50% Membership Interest).

          Concurrently with the execution of this Agreement, PGUS, IMA and the Company will enter into the Amended and Restated Limited Liability Company Agreement of the Company (the "Limited Liability Company Agreement"), to provide for, among other things, the admission of IMA as a Member of the Company and to establish the respective rights and obligations of PGUS and IMA with respect to the Company.

          Capitalized terms shall have the meanings assigned to them in Section
10.2 or as otherwise provided in this Agreement.

          In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE 1
                                PURCHASE AND SALE

          Section 1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, IMA shall sell and deliver to PGUS, and PGUS shall purchase from IMA, the Purchased Units, free and clear of any Liens.

          Section 1.2 Purchase Price. The purchase price (the "Purchase Price") for the Purchased Units shall be cash in the amount of $30,881,050, payable by wire transfer of immediately available funds to one or more bank accounts designated by IMA in writing on or prior to the date hereof.

                                    ARTICLE 2
                                     CLOSING

          Section 2.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Covington & Burling LLP, 1201 Pennsylvania Avenue, NW, Washington, DC, at 10:00 a.m. on the date as soon as practicable, and in any event not later than two Business Days, following satisfaction of all conditions and taking of all other actions (other than those that by their terms are to be satisfied or taken at the Closing) set forth in Article 7 (or, to the extent permitted by Law, waived by the parties hereto entitled to the benefits thereof), or on such other date, and at such other time or place, as PGUS and IMA may mutually agree in writing. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

          Section 2.2 Closing Deliveries. (a) At the Closing, PGUS shall deliver or cause to be delivered:

          (i) to IMA, cash in an amount equal to the Purchase Price;

          (ii) to IMA and the Company, the Contribution Agreement, validly executed by a duly authorized officer of PGUS; and

          (iii) to IMA and the Company, this Agreement and each other Transaction Agreement, validly executed by a duly authorized officer of PGUS.

          (b) At the Closing, IMA shall deliver or cause to be delivered:

          (i) to PGUS, a receipt, acknowledging IMA's receipt of the Purchase Price, validly executed by a duly authorized officer of IMA; and

          (ii) to PGUS and the Company, this Agreement and each other Transaction Agreement, validly executed by a duly authorized officer of IMA.

          (c) At the Closing, the Company shall deliver or cause to be delivered to each of PGUS and IMA this Agreement and each other Transaction Agreement, validly executed by a duly authorized officer of the Company.

                                    ARTICLE 3
                      REPRESENTATIONS AND WARRANTIES OF IMA

          IMA represents and warrants to PGUS as follows, as of the date of this Agreement and as of the Closing:

          Section 3.1 Organization and Existence. IMA is duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite power and authority to carry on the CD Business as now being conducted and is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of the CD Business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect. Other than wholly-owned Subsidiaries, IMA has no Subsidiaries that conduct the CD Business or own Contributed Assets other than Inverness Medical (Shanghai), Co., Ltd.

          Section 3.2 Power and Authority; Binding Agreement. IMA has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, and has the requisite power and authority to enter into the Transaction Agreements and to perform its obligations thereunder. This Agreement and each other Transaction Agreement is a valid and binding obligation of IMA, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies. Except as set forth in Section 3.2 of the Disclosure Schedule to the Contribution Agreement, no other act, approval or proceeding on the part of IMA is required to authorize the execution and delivery of this Agreement and the other Transaction Agreements or the consummation of the transactions contemplated hereby and thereby.

          Section 3.3 Noncontravention. (a) The execution and delivery by IMA of this Agreement and the other Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby and the compliance by it with the provisions hereof and thereof do not result in the creation of any lien, pledge, claim, charge, mortgage, encumbrance or other security interest of any kind, whether arising by Contract or by operation of Law (a "Lien"), upon the Purchased Units. The execution and delivery by IMA of this Agreement and the other

Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby and the compliance by it with the provisions hereof and thereof do not (i) conflict with or result in any violation or default (with or without notice or lapse of time or both) under, (ii) give rise to a right of, or result in, termination or cancellation of, or acceleration of any obligation under, (iii) result in a loss of a material benefit under, or (iv) give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (A) IMA's Constitutive Documents, (B) except as set forth in Section 3.3(a) of the Disclosure Schedule to the Contribution Agreement, any material Contract to which IMA is a party or is bound, or to which any Purchased Units are subject, or (C) subject to the governmental filings and other matters referred to in Section 3.3(b), any constitution, act, statute, law (including common law), ordinance, treaty, rule or regulation of any Governmental Entity (a "Law"), or any judgment, order or decree (a "Judgment"), in each case applicable to IMA or the Purchased Units.

          (b) No consent, approval, license, permit, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to IMA in connection with the execution and delivery of this Agreement, the other Transaction Agreements, the consummation of the transactions contemplated hereby or thereby or the compliance by IMA with the provisions hereof and thereof, except such consents, approvals, orders, authorizations, registrations, declarations, filings and notices, (i) which have been obtained or made or (ii) the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of IMA to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the transactions contemplated hereby.

          Section 3.4 Compliance with Laws. Except as set forth in Section 3.4 of the Disclosure Schedule to the Contribution Agreement, IMA is in compliance in all material respects with all applicable Laws and Judgments. Except as set forth in Section 3.4 of the Disclosure Schedule to the Contribution Agreement, since January 1, 2004, IMA has not received a written notice from a Governmental Entity alleging a possible violation (other than an immaterial violation) by it of any applicable Law or Judgment applicable to it or the Purchased Units.

          Section 3.5 Purchased Units. IMA is the lawful owner, of record and beneficially, of the Purchased Units and has, and will transfer to PGUS at the Closing, good and marketable title to the Purchased Units, free and clear of all Liens, and with no restriction on, or agreement relating to, the voting rights and the other incidents of record and beneficial ownership pertaining to the Purchased Units other than as set forth in the Limited Liability Company Agreement. The Purchased Units, when aggregated with the Membership Units owned by PGUS immediately prior to the Closing, will provide PGUS with a 50% Membership Interest. All of the Purchased Units are duly authorized, validly issued and outstanding, fully paid and nonassessable. There are no rights to acquire or options, warrants, call agreements, convertible securities or other commitments to issue, exchange or acquire, directly or indirectly, any of the Purchased Units entered into or granted by IMA except as set forth in the Limited Liability Company Agreement or the Option Agreement. Other than the Option Agreement and the Limited Liability Company Agreement, there are no agreements to which IMA is a party or by which it bound relating to the Purchased Units or any other securities or equity interests of the Company, whether or not outstanding.

          Section 3.6 Securities Law Compliance. (a) IMA has not directly or indirectly offered any of the Purchased Units for sale, or solicited any offer to buy any of the Purchased Units, by means of any general advertising or any other form of general solicitation, or in any other manner that would require the sale of such Purchased Units to be subject to the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities or blue sky laws.

          (b) IMA is not selling any of the Purchased Units on behalf of the Company in connection with the distribution of such Purchased Units.

          (c) IMA confirms that it did not acquire the Purchased Units with a view to, or for, the resale in connection with any distribution thereof within the meaning of the Securities Act which would not be exempt from the registration requirements of the Securities Act.

          Section 3.7 Legal Proceedings. Except as disclosed in Section 3.7 of the Disclosure Schedule to the Contribution Agreement, (a) IMA is not, or since January 1, 2004 has not been, a party to, or to its Knowledge threatened with, any material Legal Proceeding with respect to or in connection with the CD Business or the Purchased Units, (b) to the Knowledge of IMA, there are no facts or circumstances that would reasonably be expected to give rise to any material Legal Proceeding with respect to or in connection with the CD Business or the Purchased Units, and (c) there are no Judgments outstanding against IMA with respect to or in connection with the CD Business or the Purchased Units.

          Section 3.8 Certain Business Practices. Neither IMA nor any of its directors, officers, agents or employees, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or similar Laws in any other jurisdiction or (c) made any payment in the nature of criminal bribery.

          Section 3.9 Brokers' Fees. No broker, finder, financial advisor, investment banker or other Person is or will be entitled to any brokerage, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Transaction Agreements for which PGUS or the Company could be liable.

                                    ARTICLE 4
                       REPRESENTATION AND WARRANTY OF PGUS

          PGUS represents and warrants to IMA (in the case of Section 4.1) and to IMA and the Company (in the case of Section 4.2) as follows, as of the date of this Agreement and as of the Closing:

          Section 4.1 Capitalization of the Company. The Company has issued 61,762,100 Membership Units (the "Issued Membership Units"), of which immediately prior to the Closing, IMA and PGUS own beneficially and of record 61,762,000 Membership Units and 100 Membership Units, respectively. The Issued Membership Units constitute all of the issued and outstanding securities representing Membership Interests of the Company.

          Section 4.2 Purchase for Investment. PGUS is acquiring the Purchased Units for its own account for the purpose of investment, it being understood that the right to dispose of such Purchased Units shall be entirely within the discretion of PGUS. PGUS will refrain from transferring or otherwise disposing of any of the Purchased Units, or any interest therein, in such manner as to cause the Company or IMA to be in violation of the registration requirements of the Securities Act or applicable state securities or blue sky laws.

                                    ARTICLE 5
                                    COVENANTS

          Section 5.1 Filings. Each of the parties hereto agrees to cooperate fully with the others in the preparation and filing, whether before or after the Closing Date, of all documents and instruments required to be filed by PGUS, IMA or the Company in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, including any filings with any applicable Federal or state securities regulator, applications for business certificates, applications for any trade, assumed or fictitious name certificates, or any applications for authority to do business, or any registrations or assignments of registrations of any patents, trademarks, trade names, service marks, copyrights or similar rights.

          Section 5.2 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Agreements, including (a) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (b) the obtaining of all necessary consents, approvals or waivers from third parties, and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and the other Transaction Agreements and to fully carry out the purposes of this Agreement and the other Transaction Agreements.

          Section 5.3 Public Announcements. No party to this Agreement (nor any agent or Representative thereof) shall make any disclosure or public announcement with respect to this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby without the written approval of the other parties; provided, that any party may make such disclosure (including in filings with the Securities and Exchange Commission) or public announcement if it is advised by counsel that such disclosure or public announcement is legally advisable in light of the prior public disclosure practice of such party (in which case such party shall use its reasonable best efforts to consult with the other parties regarding such disclosure or public announcement prior to the making of such disclosure).

          Section 5.4 Further Assurances. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto shall take or cause to be taken all such necessary action, including the execution and delivery of such further instruments and documents, as may be reasonably requested by either party for such purposes or otherwise to complete or perfect the transactions contemplated hereby.

          Section 5.5 Expenses. Whether or not the Closing occurs, each of the parties hereto shall bear its own fees and expenses incurred or owed in connection with this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby and the negotiations thereof (including any due diligence or other investigation costs relating to such transactions), except that any income tax incurred by IMA in connection with the US Purchase shall be borne entirely by IMA.

          Section 5.6 Confidentiality. Each party hereto will hold, and will cause its Affiliates, Representatives and employees to hold, in strict confidence from any Person (other than any such Affiliate, Representative or employee with a need to know), the terms of this Agreement and all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's Affiliates, Representatives and employees in connection with this Agreement and the transactions contemplated hereby, including documents and information disclosed prior to the date hereof (collectively, "Confidential Information"); provided, that a party hereto may disclose, or cause its Affiliates, Representatives and employees to disclose, Confidential Information if and to the extent

          (a) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby of Governmental Entities) or by other requirements of Law or, if advised by legal counsel that disclosure is required, as requested by a Governmental Entity having jurisdiction over such party;

          (b) disclosed in a Legal Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder;

          (c) disclosed to (i) the managing underwriter or placement agent for any sale of the securities of the receiving party, and such managing underwriter's or placement agent's Representatives, (ii) the lead lender, arranger, representative or agent for any other financing transaction of the receiving party, and such lead lender's, arranger's, representative's or agent's Representatives, (iii) any Person whose voting securities are acquired in a single transaction by the receiving party in such an amount so as to grant Control over such Person to the receiving party and such Person's Representatives, or (iv) any Financial Investor in the receiving party, and such Financial Investor's Representatives; or

          (d) following receipt from the disclosing party written consent to such disclosure, which consent may not be unreasonably withheld, disclosed to any Strategic Investor or potential acquiror of the receiving party, and the Representatives of either;

provided, that in the case of any disclosure permitted under clause (c) or (d) above, such disclosure shall consist solely of the terms of this Agreement (and not any other Confidential Information) and shall in no event include any schedules (including the Disclosure Schedule) or exhibits to this Agreement; and provided further, that any Person receiving any disclosure pursuant to this Section 5.6 from a party hereto, or any of such party's Affiliates, Representatives or employees, must be bound by an established legal privilege, or agree in writing, to hold in strict confidence from any other Person (including with respect to disclosure permitted under clauses (c) and (d), any member of an underwriting or lending syndicate, or any Person to whom a portion of such financing is participated or otherwise transferred in connection with such sale or financing, or any Affiliate, shareholder or member of or any investor in such Person) the Confidential Information so disclosed. Notwithstanding anything in this Section 5.6 to the contrary, Confidential Information shall not include any such documents or information that the receiving party can demonstrate were (A) previously known by the party receiving such documents or information, (B) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party, (C) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential or (D) developed by employees of the receiving party without knowledge of the documents and information of the other party or any of its Affiliates. The receiving party agrees that it will not, and it will cause each of its Affiliates, Representatives and employees not to, use Confidential Information in any way, for its own account or the account of any third Person, except for the exercise of its rights and performance of its obligations under this Agreement, the Contribution Agreement and the Limited Liability Company Agreement. The receiving party shall be jointly and severally liable for any breach by its Affiliates, Representatives and employees of the restrictions set forth in this Agreement.

                                    ARTICLE 6
                                   TAX MATTERS

          Section 6.1 Cooperation. After the Closing, each of the Company, PGUS and IMA shall reasonably cooperate in preparing and filing all Tax Returns to the extent such filing requires providing necessary information, records and documents relating to the Purchased Units. Each of the Company, PGUS and IMA shall cooperate in the same manner in defending or resolving any audit, examination or litigation relating to Taxes.

          Section 6.2 Transfer Taxes. All transfer, value-added, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) ("Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement shall be borne and paid by IMA. The party required by applicable Law to file any Tax Return in respect of any such Transfer Taxes shall file such Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the non-filing party shall join in the execution of any such Tax Returns and other documentation, provided that any costs, fees or other expenses in connection with the foregoing shall be borne by IMA.

          Section 6.3 Tax Payments. Transfer Taxes shall be timely paid by IMA, and all applicable filings, reports and returns shall be filed, as provided by applicable Law.

                                    ARTICLE 7
                              CONDITIONS TO CLOSING

          Section 7.1 Conditions to Each Party's Obligation. The respective obligations of each of PGUS, IMA and the Company to enter into and complete the Closing shall be subject to the satisfaction (or express written waiver by PGUS and IMA) on or prior to the Closing Date of the following conditions:

          (i) Anti-Trust. Any waiting period (and any extension thereof) applicable to this Agreement, the other Transaction Agreements or the transactions contemplated hereby or thereby under the HSR Act (or any similar Law of any Governmental Entity) shall have been terminated or shall have expired.

          (ii) No Injunction or Restraint. (A) No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby and by the other Transaction Agreements shall be in effect.

               (B) There shall not be pending or threatened by any Governmental Entity any Legal Proceeding (or by any other Person any Legal Proceeding which has a reasonable likelihood of success), (1) challenging or seeking to restrain or prohibit the transactions contemplated by this Agreement or the other Transaction Agreements or seeking to obtain in connection with such transactions any damages that are material in relation to the CD Business; (2) seeking to prohibit or limit the ownership or operation by the Company of any material portion of its businesses or assets, or to compel the Company to dispose of, hold separate or license any material portion of its businesses or assets, as a result of the transactions contemplated by this Agreement and the other Transaction Agreements; (3) seeking to impose limitations on the ability of PGUS or the Company to acquire or hold, or exercise full rights of ownership of, the Purchased Units, the CD Business or any of the Contributed Assets; or (4) seeking to prohibit PGUS or the Company from effectively controlling in any material respect the CD Business or the operation thereof.

          (iii) Limited Liability Company Agreement. The Limited Liability Company Agreement shall have been executed and delivered by each party thereto.

          (iv) Contribution Agreement. The US Contribution Agreement shall have been consummated immediately prior to the Closing hereunder.

          (v) Swiss JV Transaction. The closings under each of the Amended and Restated Contribution Agreement and the Amended and Restated Asset Purchase Agreement among Procter & Gamble International Operations, SA, Inverness Medical Switzerland GmbH and Swiss JV, shall have been consummated concurrently with the Closing hereunder.

          Section 7.2 Conditions to PGUS's Obligations. The obligations of PGUS to enter into and complete the Closing is subject to the satisfaction (or express written waiver by PGUS) on or prior to the Closing Date of the following conditions:

          (i) Representations, Warranties. The representations and warranties of IMA set forth in this Agreement and in the Contribution Agreement shall be true and correct as of the Closing Date or such other date that any such representation or warranty speaks as of, except where the failure to be true and correct would not, individually or in the aggregate (A) have a Material Adverse Effect, or (B) materially impair the ability of IMA to consummate the transactions contemplated by this Agreement and the Contribution Agreement or to perform its obligations under this Agreement or the other Transaction Agreements.

          (ii) Performance. All of the terms, covenants, agreements and conditions of this Agreement and the Contribution Agreement to be complied with and performed by IMA on or before the Closing Date shall have been complied with and performed prior to or on the Closing Date, except where the failure to so perform would not, individually or in the aggregate (A) have a Material Adverse Effect, or (B) materially impair the ability of IMA to consummate the transactions contemplated by this Agreement or the Contribution Agreement or to perform its obligations under this Agreement or the other Transaction Agreements.

          (iii) No Material Adverse Effect. Since September 30, 2006, there shall not have been a Material Adverse Effect.

          (iv) Consents and Approvals. PGUS shall have received evidence, in form and substance reasonably satisfactory to it, that all consents and approvals of third parties set forth in Section 3.3(a) of the Disclosure Schedule to the Contribution Agreement (in each case pursuant to written instruments in form and substance reasonably satisfactory to PGUS and without payment of any consideration by PGUS or the Company) or from any Governmental Entity in connection with this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, have been obtained and are in full force and effect, except for any such consents and approvals the absence of which would not have a Material Adverse Effect.

          (v) Officers' Certificate. IMA shall have delivered to PGUS a certificate, dated the Closing Date and signed by its chief executive officer and chief financial officer, confirming the satisfaction of the conditions set forth in Section 7.2(i), (ii) and (iii) and such other matters as may be reasonably requested by PGUS.

          (vi) Transaction Agreements. IMA (and, as applicable, Subsidiaries thereof) shall have executed and delivered each Transaction Agreement to which it is a party.

          Section 7.3 Conditions to IMA's Obligation. The obligations of IMA to enter into and complete the Closing is subject to the satisfaction (or express written waiver by IMA) on or prior to the Closing Date of the following conditions:

          (i) Performance. All of the terms, covenants, agreements and conditions of this Agreement and the Contribution Agreement to be complied with and performed by PGUS on or before the Closing Date shall have been complied with and performed prior to or on the Closing Date, except where the failure to so perform would not materially impair PGUS's ability to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement or the other Transaction Agreements.

          (ii) Governmental Consents and Approvals. IMA shall have received evidence, in form and substance reasonably satisfactory to it, that consents of Governmental Entities required in connection with this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, have been obtained and are in full force and effect, except for any such consents and approvals the absence of which would not materially impair the ability of PGUS or the Company to consummate the transactions contemplated by this Agreement or to perform their respective obligations under this Agreement or the other Transaction Agreements.

          (iii) Transaction Agreements. Each of PGUS (or its Affiliates) and the Company shall have executed and delivered each Transaction Agreement to which it is a party.

                                   ARTICLE 8
                                 INDEMNIFICATION

          Section 8.1 Indemnification of PGUS. From and after the Closing, IMA shall indemnify PGUS and its Affiliates and the Company (each, a "PGUS Indemnified Party") against and hold each PGUS Indemnified Party harmless from any and all Losses suffered or incurred by any such PGUS Indemnified Party arising from, relating to or otherwise in connection with:

          (i) any breach or inaccuracy of any representation or warranty of IMA contained in this Agreement or in the certificates furnished by IMA under
     Section 7.2(v);

          (ii) any breach or failure to perform any covenant or agreement of IMA contained in this Agreement; and

          (iii) any liability for Transfer Taxes;

provided that no PGUS Indemnified Party shall be entitled to be indemnified pursuant to clause (i) above unless the aggregate of all Losses for which IMA would, but for this proviso, be liable under clause (i) above, or under Section 7.1(i) of the Contribution Agreement or under similar provisions of a purchase or contribution agreement in connection with the sale to Procter & Gamble International Operations, SA ("PGIO") or contribution to Swiss JV of a portion of the CD Business, when taken together with 50% of the aggregate of all Losses for which Unipath Limited ("Unipath") or Inverness Medical Switzerland GmbH ("IMS") would, but for the application of the indemnity threshold set forth in
Section 7.1 of the Asset Purchase Agreement, dated of even date herewith (the "Unipath Purchase Agreement"), among Unipath, UK Newco, IMS and PGIO, be liable under Section 7.1(i) thereunder, exceeds on a cumulative basis $3,250,000 (the "IMA Indemnity Threshold"), at which point each PGUS Indemnified Party shall be entitled to be indemnified for the aggregate Losses and not just amounts in excess of the IMA Indemnity Threshold (except that the foregoing proviso shall not apply to any breach of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5 and 3.6, or to any act of fraud); provided, further, that IMA's aggregate liability pursuant to clause (i) of this Section 8.1, together with (x) any other liability for indemnification for breach of representation and warranty made by IMA under the Contribution Agreement or under a purchase or contribution agreement in connection with the sale or contribution to Swiss JV of a portion of the CD Business and (y) 50% of any other liability for indemnification for breach of representation and warranty made by Unipath under Section 7.1(i) of the Unipath Purchase Agreement, shall not exceed $81,250,000.

          Section 8.2 Indemnification of IMA. (a) From and after the Closing, PGUS shall indemnify IMA and its Affiliates (each, an "IMA Indemnified Party") against and hold each IMA Indemnified Party harmless from any and all Losses suffered or incurred by any such IMA Indemnified Party arising from, relating to or otherwise in connection with:

          (i) any breach or inaccuracy of any representation or warranty of PGUS contained in this Agreement; or

          (ii) any failure to perform any covenant or agreement of PGUS contained in this Agreement;

provided that PGUS's aggregate liability pursuant to clause (i) of this Section 8.2(a) shall not exceed $7,750,000.

          (b) From and after the Closing, the Company shall indemnify the IMA Indemnified Parties against and hold each IMA Indemnified Party harmless from any and all Losses suffered or incurred by any such IMA Indemnified Party arising from, relating to or otherwise in connection with any failure to perform any covenant or agreement of the Company contained in this Agreement.

          Section 8.3 Indemnification Claims. (a) In order for an Indemnified Party to be entitled to any indemnification provided for under Section 8.1 or
8.2 in respect of, arising out of or involving, a Third Party Claim, such Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim (including in such notice a brief description of the applicable claims, including damages sought or estimated, to the extent actually known by the Indemnified Party) within 20 Business Days after receipt by such Indemnified Party of notice of such Third Party Claim (a "Claim Notice"); provided, that failure to give such notification shall not affect the indemnification provided under Section 8.1 or 8.2 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within 10 Business Days after the Indemnified Party's receipt thereof, copies of all notices and documents received by the Indemnified Party relating to such Third Party Claim.

          (b) The Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof (at the sole cost and expense of the Indemnifying Party) with counsel selected by the Indemnifying Party; provided, that (i) the Indemnifying Party provides the Indemnified Party notice of its election to assume the defense of such Third Party Claim within 15 days of receipt of the applicable Claim Notice, (ii) the

Indemnifying Party has the financial resources to pay damages that could reasonably be expected to arise from such Third Party Claim, and (iii) such counsel selected by the Indemnifying Party is reasonably satisfactory to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party under this Section 8.3 for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation or of assistance as contemplated by this
Section 8.3; provided, that (1) if the Indemnified Party reasonably determines, after conferring with its counsel, that it is advisable for the Indemnified Party to be represented by separate counsel due to actual or potential conflicts of interest, the Indemnified Party shall have the right to employ counsel (limited to one law firm) to represent it and in that event the fees and expenses of such separate counsel shall be paid by the Indemnifying Party, and
(2) the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give the Claim Notice as provided above). If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense (except as otherwise provided herein), separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. If the Indemnifying Party assumes the defense of the Third Party Claim, it will be conclusively established for purposes of this Agreement and the Contribution Agreement that the claims made in that Third Party Claim are within the scope and subject to indemnification pursuant to this Article 8. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. The indemnification required by Section 8.1 or 8.2, as the case may be, shall be made by prompt payments of the amount thereof during the course of the investigation or defense, as and when bills are received or the indemnifiable Loss is incurred. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the parties hereto reasonably necessary for such defense or prosecution shall reasonably cooperate in the defense or prosecution thereof, which cooperation shall include (upon the Indemnifying Party's reasonable request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of liability in connection with such Third Party Claim; provided, that without the Indemnified Party's consent, the Indemnifying Party shall not consent to entry of any judgment or enter into any settlement (x) that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or (y) that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such Third Party Claim. If the Indemnifying Party shall have assumed the defense of a Third

Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld.

          (c) In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement other than in respect of, arising out of or involving a Third Party Claim, such Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party (including in such notice a brief description of the applicable claims, including damages sought or estimated, to the extent actually known by the Indemnified Party); provided, that failure to give such notification shall not affect the rights to indemnification provided under Section 8.1 or 8.2 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure.

          Section 8.4 Survival. All representations, warranties, covenants and agreements of IMA shall survive the execution and delivery hereof and the Closing hereunder. Except for those representations and warranties in Sections 3.1, 3.2, 3.3, 3.5, 3.6 and 3.7, all of which representations and warranties shall survive without limitation, all representations and warranties of IMA shall terminate and expire with respect to any theretofore unasserted claim, on the second anniversary of the Closing Date.

          Section 8.5 Sole and Exclusive Remedy. The sole and exclusive remedy of an Indemnified Party with respect to any and all claims arising out of, in connection with or relating to the subject matter of this Agreement will be pursuant to the indemnification provisions set forth in Article 6 hereof, this
Article 8, and without duplication, Articles 5 and 7 of the Contribution Agreement; provided that nothing in this Section 8.5 will prohibit claims made by an Indemnified Party for equitable relief (including under Section 10.5), common law fraud and intentional misrepresentation.

                                    ARTICLE 9
                                   TERMINATION

          Section 9.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned, at any time prior to the Closing, only simultaneously with a termination of the Contribution Agreement and as provided below:

          (a) by mutual written consent of PGUS and IMA;

          (b) by either PGUS or IMA, (i) if the Closing has not occurred by September 30, 2007 or, if on such date all conditions to the parties' obligations to consummate the Closing in Article 7 (other than those which by their nature are satisfied as of the Closing Date) have been satisfied or waived other than the condition set forth in Section 7.1(i), November 30, 2007 (the "Outside Date"), unless the failure to effect the Closing is the result of a material breach of this Agreement or the Contribution Agreement by the party seeking to terminate this Agreement; (ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Closing hereunder or under the Contribution Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or (iii) if any condition to the obligation of such party to consummate the Closing hereunder becomes incapable of satisfaction prior to the Outside Date; provided, in each case that the terminating party is not then in material breach of any representation, warranty or covenant contained in this Agreement or the Contribution Agreement;

          (c) by PGUS, if IMA breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement or in the Contribution Agreement, which breach or failure to perform would give rise to a failure to satisfy the conditions set forth in Section 7.2(i) or Section 7.2(ii) hereof and cannot be or has not been cured within 30 days after the giving of written notice to IMA of such breach or the Outside Date, if earlier (provided that PGUS is not then in material breach of any representation, warranty or covenant contained in this Agreement and that neither PGUS nor the Company is then in material breach of any representation, warranty or covenant contained in the Contribution Agreement);

          (d) by IMA, if PGUS breaches or fails to perform in any material respect of any of its representations, warranties or covenants contained in this Agreement or any of its covenants in the Contribution Agreement, which breach or failure to perform would give rise to a failure to satisfy the condition set forth in Section 7.3(i) hereof and cannot be or has not been cured within 30 days after the giving of written notice to PGUS of such breach or the Outside Date, if earlier (provided that IMA is not then in material breach of any representation, warranty or covenant in this Agreement or in the Contribution Agreement).

          Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of PGUS, IMA or the Company, other than Sections 5.3, 5.5, 5.6, this Section 9.2 and Article 10, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any representation, warranty or covenant set forth in this Agreement.

                                   ARTICLE 10
                               GENERAL PROVISIONS

          Section 10.1 Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be by facsimile, courier services or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 10.1:

          if to PGUS:

          Procter & Gamble RHD, Inc.
          One Procter & Gamble Plaza
          Cincinnati, Ohio 45202
          Attention: Corporate Secretary
          Facsimile: 513-983-2611

          with a copy (which shall not constitute notice) to:

          Covington & Burling LLP
          1330 Avenue of the Americas

          New York, New York 10019
          Attention: Scott F. Smith
          Facsimile: 646-441-9056

          if to IMA:

          Inverness Medical Innovations, Inc.
          51 Sawyer Road
          Suite 200
          Waltham, MA 02453
          Attention: Office of the General Counsel
          Facsimile: 781-647-3939

          with a copy (which shall not constitute notice) to:

          Goodwin Procter LLP
          Exchange Place
          Boston, MA 02109
          Attention: Scott F. Duggan
          Facsimile: 617-523-1231

          if to the Company:

          US CD LLC
          c/o The Procter & Gamble Company
          One Procter & Gamble Plaza
          Cincinnati, Ohio 45202
          Attention: Corporate Secretary
          Facsimile: 513-983-2611

          with a copy (which shall not constitute notice) to:

          Procter & Gamble RHD, Inc.
          One Procter & Gamble Plaza
          Cincinnati, Ohio 45202
          Attention: Corporate Secretary
          Facsimile: 513-983-2611

          with a copy (which shall not constitute notice) to:

          Inverness Medical Innovations, Inc.
          51 Sawyer Road
          Suite 200
          Waltham, MA 02453
          Attention: Office of the General Counsel
          Facsimile: 781-647-3939

All notices and communications under this Agreement shall be deemed to have been duly given (x) when delivered by hand, if personally delivered, (y) one Business Day after when delivered to a courier, if delivered by commercial one-day overnight courier service or (z) when sent, if sent by facsimile, with an acknowledgment of sending being produced by the sending facsimile machine.

          Section 10.2 Definitions. The following capitalized terms have the following meanings:

          "Affiliate" means, with respect to any Person, a Person who is an "affiliate" of such first Person within the meaning of Rule 405 under the Securities Act. For purposes of this definition, a Person shall be deemed to control another Person if it owns or controls 50% or more of the voting equity of the other Person (or other comparable ownership if the Person is not a corporation); provided, that solely for purposes of this Agreement, the Company shall not be deemed to be an "Affiliate" of any party hereto (or such parties' other Affiliates).

          "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions located in New York City are permitted or required by Law, executive order or decree of a Governmental Entity to remain closed.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Constitutive Documents" means (a) with respect to a Person that is a corporation, such Person's certificate or articles of incorporation and by-laws,
(b) with respect to a Person that is a limited liability company, such Person's certificate of formation and operating or limited liability company agreement,
(c) with respect to a Person that is a partnership, such Person's partnership agreement, (d) with respect to a Person that is a trust, such Person's trust instrument or agreement, and (e) with respect to a Person that is a legal entity (including one of the type described in clauses (a) through (d)), any constitutive document of such entity or other document or Contract analogous to those described in clauses (a) through this clause (e).

          "Contingent Obligation" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or
(d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the reasonably anticipated liability in respect thereof.

          "Contract" means any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, undertaking, license, permit, concession, franchise or legally binding arrangement or understanding, whether written or oral.

          "Financial Investor" means an investor, other than an operating company or a Subsidiary, division, unit or business segment of an operating company engaged primarily in investing activities, that purchases the equity securities of another Person, whether or not such purchases or equity securities are registered under the Securities Act, based on the prospect of financial gain.

          "Governmental Entity" means any nation, state, province, county, city or political subdivision and any official, agency, arbitrator, authority, court, department, commission, board, bureau, instrumentality or other governmental entity of any thereof, whether domestic or foreign.

          "Indebtedness" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, with respect to deposits or advances of any kind or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and not more than 90 days past due), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations (except for trade payables) of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all guarantees by such Person of Indebtedness of others, (g) all capital lease obligations of such Person, (h) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, caps or collar agreements or other interest or exchange rate hedging arrangements either generally or under specific contingencies, (i) all obligations of such Person as an account party in respect of letters of credit and banker's acceptances, (j) all obligations of such Person consisting of overdrafts (e.g., cash float reflected as a negative on the cash line), (l) all obligations of such Person pursuant to any deferred compensation agreements and (m) any Contingent Obligation of such Person.

          "Indemnified Party" means either a PGUS Indemnified Party or an IMA Indemnified Party.

          "Indemnifying Party" means (a) with respect to a claim for indemnification pursuant to Section 8.1, IMA, (b) with respect to a claim for indemnification pursuant to Section 8.2(a), PGUS, and (c) with respect to a claim for indemnification pursuant to Section 8.2(b), the Company.

          "Knowledge" means the actual knowledge of the employees of IMA listed in Section 8.2(a) of the Disclosure Schedule to the Contribution Agreement, assuming each such employee has the knowledge that an employee in a similar position would reasonably be expected to have.

          "Legal Proceeding" means any investigation, claim, action, suit, complaint, dispute, audit, demand, litigation or judicial, administrative or arbitration proceeding.

          "Losses" means any debts, obligations and other liabilities (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due, accrued or not accrued, asserted or unasserted or otherwise), losses, claims, damages, Taxes, diminutions in value, interest obligations, deficiencies, Judgments, assessments, fines, fees, penalties and expenses (including amounts paid in settlement, interest, court costs, fees and expenses of attorneys, accountants, financial advisors, consultants, investigators and other experts and other expenses of litigation).

          "Material Adverse Effect" means any change, circumstance, development, state of facts, event or effect (a) that has had or would reasonably be expected to have a material adverse change or effect (taken alone or in the aggregate with any other adverse change or effect) in or with respect to the business, assets, condition (financial or otherwise), or results of operations of the CD Business other than (i) changes, circumstances, developments, state of facts, events or effects that affect the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (ii) changes in general legal, tax, regulatory, political or economic conditions that, in each case, generally affect the industries in which the CD Business operates,
(iii) acts of war or terrorism or natural disasters, provided that in the case of clauses (ii) and (iii) above, the CD Business is not disproportionately affected by such changes, circumstances, developments, state of facts, events or effects as compared to the industries in which it operates, taken as a whole; or
(b) that could reasonably be expected to have a material adverse effect on IMA's ability to perform its obligations under this Agreement and the other Transaction Agreements.

          "Members" means PGUS and IMA and all other Persons who become members of the Company in accordance with the terms of the Limited Liability Company Agreement, and the term "Member" shall mean any of them.

          "Membership Interest" shall mean a Member's entire interest in the Company, including (a) the Percentage Interest owned by it; (b) its share in any net profits, net losses and any distributions of the Company, and (c) its right to participate the management of the Company or any other decision of the Members pursuant to the Limited Liability Company Agreement.

          "Membership Units" has the meaning ascribed to it in the Limited Liability Company Agreement.

          "Option Agreement" means that certain Option Agreement, dated as of the date hereof, among the Company, Swiss JV, IMA, PGUS, PGIO and Inverness Medical Switzerland GmbH.

          "Percentage Interest" shall mean a Member's aggregate economic percentage interest in the Company as set forth on Schedule I to the Limited Liability Company Agreement, as each such percentage may be adjusted from time to time in accordance with the Limited Liability Company Agreement.

          "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or any Governmental Entity.

          "Representatives" means, with respect to a Person, such Person's legal and internal and independent accounting advisors and representatives.

          "Strategic Investor" means, with respect to any Person, an operating company or a Subsidiary of an operating company that (whether directly or through one or more Subsidiaries) (a) conducts business in the same industry as that in which such Person conducts business (or in an industry functionally related to the industry in which such Person conducts business) that purchases the equity securities of such Person in one or more strategic transactions, or
(b) develops, manufactures, licenses or sells products, services or technology that are of key importance to, or are reasonably likely in the future to be of key importance with respect to, a strategic transaction involving the purchase of equity securities of such Person, in each case whether or not such purchases or equity securities are registered under the Securities Act.

          "Subsidiary" means, with respect to any Person, is an Affiliate controlled by such Person directly, or indirectly through one or more intermediaries.

          "Swiss JV" means SPD Swiss Precision Diagnostics GmbH, or its successor.

          "Tax" means: (a) any United States federal, state, local and foreign income, profits, excise, franchise, license, capital, transfer, ad valorem, wage, severance, occupation, import, custom, gross receipts, payroll, sales, value added, recording, registration, intangible, documentary, goods and services, real estate, franchise, employment, use, stamp, alternative or add-on minimum, environmental, withholding and any other tax, duty, assessment or governmental tax charge of any kind whatsoever, imposed or required to be withheld by any taxing authority; (b) any interest, additions to tax, or penalties applicable or related thereto and (c) any amount described in clause
(a) or (b) for which a Person is liable as a successor or transferee, or by Contract, indemnity or otherwise.

          "Tax Return" means any return, declaration, report, claim for refund, or information return or statement or other form relating to Taxes filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

          "Third Party Claim" means any Legal Proceeding, claim or demand by a Person other than a Person from which indemnification may be sought under
Article 8.

          "Transaction Agreements" means, collectively, this Agreement, the Contribution Agreement, the Limited Liability Company Agreement and the Option Agreement.

          "UK Newco" means SPD Development Company Limited, a company organized under the Laws of England and Wales.

          Section 10.3 Descriptive Headings; Certain Interpretations. The table of contents and headings contained in this Agreement are for reference purposes only and shall not control or affect the meaning or construction of this Agreement. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) "or" is not exclusive and "include," "includes" and "including" are not limiting; (b) "hereof," "hereto," "hereby," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) "date hereof" refers to the date of this Agreement; (d) "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and such phrase does not mean simply "if"; (e) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (f) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented, and all exhibits, schedules, appendices or other attachments thereto; (g) references to a Person are also to its permitted successors and assigns; (h) references to an "Article," "Section," "Clause," "Exhibit" or "Schedule" refer to an Article, Section or Clause of, or an Exhibit or Schedule to, this Agreement; (i) words importing the masculine gender include the feminine or neuter and, in each case, vice versa; (j) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules or regulations occurs, before or after the date of this Agreement; and (k) references to monetary amounts are denominated in United States Dollars.

          Section 10.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto. Any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

          Section 10.5 Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law, in equity or otherwise.

          Section 10.6 Entire Agreement. The Transaction Agreements contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, with respect to the transactions contemplated thereby.

          Section 10.7 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights or remedies.

          Section 10.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

          Section 10.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          Section 10.10 Arbitration. (a) In the event that a material dispute relating to this Agreement arises between the parties, good faith discussions and negotiations shall be conducted by a designated management representative of each party to resolve such dispute. If such representatives are unable to resolve the dispute within 10 Business Days after the initial request for negotiations at this level, then the matter shall be referred to the most senior executive officer of each of party, who shall attempt, through good faith negotiations and discussions, to resolve the dispute within five Business Days immediately following such initial 10 Business Day period. If the dispute is not resolved within the aforementioned five Business Day period, then the matter may be submitted for binding arbitration as provided in Section 10.10(b). This
Section 10.10(a) shall not apply to or limit the right of a party to seek a temporary restraining order or other provisional or permanent remedy to preserve the status quo or to prevent irreparable harm.

          (b) Except as otherwise provided in this Agreement, any controversy or claim arising out of or relating to this Agreement, or the breach hereof, that has not been resolved in accordance with Section 10.10(a) shall be settled by binding arbitration in the following manner:

          (i) If a party intends to commence arbitration to resolve a dispute arising under this Agreement, such party shall provide written notice (the "Arbitration Request") to the other party of such intention and the issues for resolution. Within one Business Day after the receipt of the Arbitration Request, the other party may, by written notice, add additional issues for resolution, provided that such issues are eligible for arbitration under this Section 10.10(b).

          (ii) Arbitration shall be held in the City of New York under the CPR Rules for Non-Administered Arbitration. The arbitration shall be conducted by three arbitrators who are knowledgeable in the subject matter at issue in the dispute. One arbitrator shall be selected by PGUS, one arbitrator shall be selected by IMA, and the third arbitrator shall be selected by mutual agreement of the two arbitrators selected by PGUS and IMA. Each party to the dispute shall submit to such arbitrators its proposed ruling and remedy for each issue that is the subject of arbitration. The arbitrators shall, within 15 days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. Any such award and decision shall reflect the proposed ruling and remedy of one of the parties as to each disputed issue. The arbitrators shall be authorized to award compensatory damages, but shall not be authorized to award non-economic damages or punitive damages, or to reform, modify or materially change this Agreement or any other agreements contemplated hereunder. The arbitrators shall also be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrators deem just and equitable and within the scope of this Agreement, including an injunction or order for specific performance. The award of the arbitrators shall be the sole and exclusive remedy of the parties (except for any other remedies set forth in this Agreement). The arbitrators may proceed to an award, notwithstanding the failure of any party to participate in the proceedings. Judgment on the award rendered by the arbitrators may be enforced in any court having competent jurisdiction thereof, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators.

          Section 10.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          Section 10.12 Amendment. This Agreement may be amended by the parties hereto at any time; provided, that this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          Section 10.13 Extension; Waiver. At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of another party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions of another party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first herein above written.

                                        INVERNESS MEDICAL INNOVATIONS, INC.


                                        By: /s/ Ron Zwanziger
                                            ------------------------------------
                                        Name: Ron Zwanziger
                                        Title: President and Chief Executive
                                               Officer


                                        PROCTER & GAMBLE RHD, INC.


                                        By: /s/ Clayton C. Daley, Jr.
                                            ------------------------------------
                                        Name: Clayton C. Daley, Jr.
                                        Title: Director


                                        US CD LLC


                                        By: /s/ Clayton C. Daley, Jr.
                                            ------------------------------------
                                        Name: Clayton C. Daley, Jr.
                                        Title: Director and Vice President

             [Signature Page to Membership Unit Purchase Agreement]